Exhibit 99.1

Lifetime Brands Acquires BUILT®

GARDEN CITY, N.Y. – March 4, 2014 — Lifetime Brands, Inc. (NASDAQGS: LCUT), a leading global provider of kitchenware, tableware and other products used in the home, today announced that it has acquired the business and certain assets of Built NY.

BUILT is a designer and distributor of brightly colored, uniquely patterned Neoprene products, including bags, totes, cases and sleeves. BUILT’s customer base comprises over 30,000 retail outlets in over 60 countries. The company’s website is www.builtny.com.

Jeffrey Siegel, Lifetime’s Chairman and Chief Executive Officer, commented, “BUILT is well known and highly regarded for authenticity, quality and innovation. BUILT’s product line, which embodies ‘the good life’ spirit, will complement Lifetime’s product portfolio and enhance our distribution to fine retailers worldwide.”

John Roscoe Swartz, a founder of BUILT who will join Lifetime as President of Lifetime’s newly-formed BUILT Division, said, “Lifetime’s commitment to design, quality and innovation makes it the perfect partner for BUILT. We look forward to continuing to deliver to our customers BUILT’s unique combination of design, quality and innovation for the gourmet life.”

Lifetime Brands, Inc.

Lifetime Brands is a leading global provider of kitchenware, tableware and other products used in the home. The Company markets its products under such well-known kitchenware brands as Farberware®, KitchenAid®, Cuisine de France®, Fred® & Friends, Guy Fieri®, Kitchen Craft®, Kizmos™, Misto®, Mossy Oak®, Pedrini®, Sabatier®, Savora™ and Vasconia®; respected tableware brands such as Mikasa®, Pfaltzgraff®, Creative Tops®, Gorham®, International® Silver, Kirk Stieff®, Sasaki®, Towle® Silversmiths, Tuttle®, Wallace®, V&A® and Royal Botanic Gardens Kew®; and home solutions brands, including Kamenstein®, Bombay®, BUILT®, Debbie Meyer® and Design for Living™. The Company also provides exclusive private label products to leading retailers worldwide. The Company’s corporate website is www.lifetimebrands.com.

Forward-Looking Statements

In this press release, the use of the words “believe,” “could,” “expect,” “may,” “positioned,” “project,” “projected,” “should,” “will,” “would” or similar expressions is intended to identify forward-looking statements that represent the Company’s current judgment about possible future events. The Company believes these judgments are reasonable, but these statements are not guarantees of any events or financial results, and actual results may differ materially due to a variety of important factors.

Contacts:

Lifetime Brands, Inc.	LHA
Laurence Winoker, Chief Financial Officer	Harriet Fried, SVP
516-203-3590	212-838-3777
investor.relations@lifetimebrands.com	hfried@lhai.com